FOR IMMEDIATE RELEASE
                                                           ---------------------
                                                               NOVEMBER 27, 2001


                           Contacts: J. James Gallagher, Chief Executive Officer
                                                                  (253) 305-0604
                                     Gary R. Schminkey, Executive Vice President
                                                     and Chief Financial Officer
                                                                  (253) 305-1966


               COLUMBIA BANKING SYSTEM, INC. ANNOUNCES COMPLETION
                         OF ITS STOCK REPURCHASE PROGRAM

         TACOMA, WA - Columbia Banking System, Inc., the holding company of Columbia State Bank, announced today that it has completed its stock repurchase began in August 2001. The Company repurchased 660,000 shares of its common stock, or approximately 5% of its outstanding shares, for a total repurchase price of $8.96 million. All repurchases were completed as of November 13, 2001. "The share repurchase program shows the confidence we have in our future and in our ability to enhance shareholder value over the long-term," said J. James Gallagher, the Company's chief executive officer.

         Columbia is a Tacoma-based bank holding company whose wholly owned subsidiary is Columbia State Bank, a Washington state-chartered, full-service commercial bank, with 32 banking offices in Pierce, King, Cowlitz, Kitsap and Thurston counties. Columbia's common stock trades on the Nasdaq Stock Market
(NMS) under the symbol COLB.

                                      # # #

NOTE REGARDING FORWARD-LOOKING STATEMENTS
THIS NEWS RELEASE INCLUDES FORWARD LOOKING STATEMENTS, WHICH MANAGEMENT BELIEVES ARE A BENEFIT TO SHAREHOLDERS. THESE FORWARD LOOKING STATEMENTS DESCRIBE COLUMBIA'S MANAGEMENT'S EXPECTATIONS REGARDING FUTURE EVENTS AND DEVELOPMENTS SUCH AS FUTURE OPERATING RESULTS, GROWTH IN LOANS AND DEPOSITS, CONTINUED SUCCESS OF COLUMBIA'S STYLE OF BANKING AND THE STRENGTH OF THE LOCAL ECONOMY. THE WORDS "WILL," "BELIEVE," "EXPECT," "SHOULD," AND "ANTICIPATE" AND WORDS OF SIMILAR CONSTRUCTION ARE INTENDED IN PART TO HELP IDENTIFY FORWARD LOOKING STATEMENTS. FUTURE EVENTS ARE DIFFICULT TO PREDICT, AND THE EXPECTATIONS DESCRIBED ABOVE ARE NECESSARILY SUBJECT TO RISK AND UNCERTAINTY THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY AND ADVERSELY. IN ADDITION TO DISCUSSIONS ABOUT RISKS AND UNCERTAINTIES SET FORTH FROM TIME TO TIME IN COLUMBIA'S FILINGS WITH THE SEC, FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING POSSIBILITIES: (1) LOCAL AND NATIONAL GENERAL AND ECONOMIC CONDITIONS, INCLUDING THE IMPACT OF THE EVENTS OF SEPTEMBER 11, 2001, ARE LESS FAVORABLE THAN EXPECTED OR HAVE A MORE DIRECT AND PRONOUNCED EFFECT ON COLUMBIA THAN EXPECTED AND ADVERSELY AFFECT COLUMBIA'S ABILITY TO CONTINUE ITS INTERNAL GROWTH AT HISTORICAL RATES AND MAINTAIN THE QUALITY OF ITS EARNING ASSETS; (2) CHANGES IN INTEREST RATES REDUCE INTEREST MARGINS MORE THAN EXPECTED AND NEGATIVELY AFFECT FUNDING SOURCES; (3) PROJECTED BUSINESS INCREASES FOLLOWING STRATEGIC EXPANSION OR OPENING OR ACQUIRING NEW BRANCHES ARE LOWER THAN EXPECTED; (4) COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF ACQUISITIONS ARE GREATER THAN EXPECTED; (5) COMPETITIVE PRESSURE AMONG FINANCIAL INSTITUTIONS INCREASES SIGNIFICANTLY; (6) LEGISLATION OR REGULATORY REQUIREMENTS OR CHANGES ADVERSELY AFFECT THE BUSINESSES IN WHICH COLUMBIA IS ENGAGED.